                                                                   EXHIBIT 10.36

                           HCC PARTICIPANT AGREEMENT


         This Agreement (the "Agreement") is entered into by and between THE HOTEL CLEARING CORPORATION, a Delaware corporation ("HCC"), and CHOICE HOTELS FRANCHISING, INC. ("Participant"), to be effective the 1st day of December, 1997.

SECTION 1.       DEFINITIONS

         1.1 For purposes of this Agreement, the following definitions shall apply:

                 (i) Commissionable Reservations. Commissionable Reservations within a particular time period equals the number of reservations (both voice and electronic) processed through the HCC System within such time period that are identified as "commissionable" or "partially commissionable" on the transaction records provided by Participant to HCC and for which a travel agent commission is paid pursuant to this Agreement.

                 (ii) HCC System. The HCC System is HCC's automated clearinghouse system to provide for the coordination of reservation information, transfer of hotel reservation commissions and ancillary services to Travel Agents and Participating Entities.

                 (iii) Participating Entity. A Participating Entity is an operator of a hotel reservation system that has executed a HCC Participant Agreement.

                 (iv) HCC Travel Agents. An HCC Travel Agent is a travel agency who has executed an HCC Subscriber Agreement. A list of current HCC Travel Agents will be periodically provided by HCC to Participant.

                 (v) HCC Travel Agent Commissions. HCC Travel Agent Commissions are the commissions paid by Participant to HCC Travel Agents pursuant to this Agreement. HCC Travel Agent Commissions will be based on commission rates provided by Participant to HCC.

SECTION 2.       THE HCC SYSTEM

         2.1 Duties of HCC. HCC will provide and operate the HCC System for the use and benefit of Participant, its franchisees and affiliates, and other Participating Entities. HCC will provide all reasonable and necessary technical support,


* Confidential Treatment Requested by Pegasus Systems, Inc.

INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

                 hardware and software, except as otherwise provided herein, and modifications to the HCC System to provide clearinghouse services to Participant and its franchisees and affiliates as described below. Upon compliance with the terms of this Agreement by Participant, its franchisees and affiliates, and subject to Section 5 hereof, HCC will provide the following clearinghouse services to Participant and its franchisees and affiliates:

                 (i) identify Participant to travel agents as being a HCC System Participating Entity;

                 (ii) provide billing statements for * costs and expenses to Participant no laterthan the fifteenth (15th) business day after the end of each month as provided in Section 3 below;

                 (iii) distribute collected HCC Travel Agent Commissions received from Participant and its affiliates and franchisees to the appropriate HCC Travel Agents as set forth in the HCC Travel Agent Commission information provided by Participant;

                 (iv) provide no later than the fifteenth (15th) business day of each month reports to Participant and HCC Travel Agents reflecting HCC Travel Agents' reservation transactions with Participant and HCC Travel Agent Commissions owed based upon the data provided to HCC by Participant and its affiliates and franchisees who are participating in the HCC System; and

                 (v) provide telephone customer support services from 8:00 a.m. to 5:00 p.m., U.S. Central time, Monday through Friday, exclusive of legal holidays.

The procedures of the HCC System are subject to changes for enhancements from time to time as determined by HCC, provided that no such changes will have a significant adverse impact on the clearinghouse services described above.

    2.2 Duties of Participant. Participant shall diligently and in good faith do the following:





    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

                 (i) Cooperate reasonably with HCC personnel with respect to the implementation of the HCC System between HCC Travel Agents and Participant and its affiliates and franchisees;

                 (ii) Provide HCC with all that is reasonably required by HCC to process all reservations (including all reservations made electronically or by voice, through the use of a central reservation "800" phone number, inclusive of no-shows, cancellations and non-commissionable transactions) made by HCC Travel Agents with Participant and, subject to 2.2(iv), its affiliates and franchisees no less often than on a semi-monthly basis such data being complete and accurate to the best of Participant's knowledge and ability and inclusive of all of the information to permit HCC to provide the clearinghouse services described in Section 2.1 hereof and, without limitation, being such information as set forth on Exhibit A hereof; and permit and authorize HCC to obtain and use such data concerning such reservations made with Participant and, subject to 2.2(iv), its affiliates and franchisees except such data designated as confidential pursuant to Section 7 hereof. The foregoing shall be subject to receipt by Participant from HCC of the instructions, specifications, directions, information, assistance, and cooperation reasonably required by Participant to provide the foregoing.

                 (iii) Pay, pursuant to this Agreement, all Travel Agent Commissions reported to HCC for processing pursuant to this Agreement within two (2) business days of receipt of the billing statement described in Section
                          3.4 hereof;

                 (iv) Use its reasonable efforts to cause each of its franchisees and affiliates to fully and timely participate in the HCC System pursuant to this Agreement;

                 (v) Permit HCC to use its name as an entity participating in the HCC System.

    2.3 Modification or Enhancement of the HCC System or Participant System. HCC may in its sole discretion modify the operation or enhance the capability of the HCC System, and Participant agrees to cooperate reasonably with HCC to the extent reasonably necessary to effectuate modifications and enhancements of the HCC System. If Participant determines that such modification or enhancement is likely to require Participant to make significant modifications to its central reservation system (any such modifications to be at Participant's sole expense), HCC will provide at least ninety
                 (90) days' prior notice to Participant of such modification or enhancement and Participant may, at its option, terminate this Agreement upon sixty (60) days notice to HCC.



    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

SECTION 3.       FEES, COSTS, AND PAYMENTS

    3.1          Fees for Processing HCC Travel Agent Commissions.

                 (a) For the first 50,000 Commissionable Reservations processed each month, Participant shall pay HCC a transaction fee ("HCC Transaction Fee") each month of U.S. * processed. For any month wherein the total of Commissionable Reservations is * shall be due * for each such Commissionable Reservation over 50,000 but less than 75,000.

                 (b) For each Commissionable Reservation * processed each month, * each month (the * as follows:

                          For any month wherein the total of Commissionable Reservations processed are * for each Commissionable Reservation between *

                          For any month wherein the total of Commissionable Reservations processed are * for each Commissionable Reservation between *

                          For any month wherein the total of Commissionable Reservations processed are * for each Commissionable Reservation between *

                          For any month wherein the total of Commissionable Reservations processed are * for each Commissionable Reservation * ;and

                          Provided however, notwithstanding the preceding provisions of this 3.2(b), the total * paid per month shall * There are *

    3.2 Commission Payments. HCC shall pay HCC Travel Agent Commissions in the travel agent's local currency or the currency requested by the travel agency. All travel agent commission payments which have not been negotiated by a travel agent ("Returned Commission Payments") shall be returned (less the HCC or Participant Transaction Fee) to Participant by July 31 of each year for those Returned Commission Payments which were transmitted in the latter half of the immediately preceding year and by December 31 of each year for those Returned Commission Payments which were transmitted during the first six (6) months of that year. Upon payment to Participant of the Returned Commission Payments, Participant shall be solely and exclusively responsible for complying with all laws and regulations relating to the treatment of such returned funds.




    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

    3.3 Disputed Commissions. HCC will provide Participant and HCC Travel Agents with periodic reports indicated under Section 2.1(iv) that will indicate any exceptions to HCC Travel Agent Commissions, based on discrepancies between information given HCC by Participant compared to other information available to HCC. With respect to all exceptions as to which Participant provides supporting documentation, HCC will forward such documentation to the appropriate HCC Travel Agent(s), and the HCC Travel Agents involved may pursue such dispute directly with Participant('s) franchisees, but HCC will not have any liability to either Participant or any travel agent (HCC or non-HCC) with respect to the resolution of any disputed commission. No dispute concerning any travel agent commissions will in any way affect or reduce the obligations of Participant to (i) timely pay all other HCC Travel Agent Commissions reported to HCC for processing and (ii) timely pay to HCC all Transaction Fees and other fees, costs and additional expenses owed by Participant under this Agreement; nor shall any such dispute in any way affect or reduce the obligations of HCC to timely pay Participant all Participant Transaction Fees due under this Agreement.

    3.4 Billing Statements. Based upon the information provided HCC by or with respect to Participant pursuant to Section 2.2, above, HCC will provide Participant a monthly billing statement detailing (i) HCC Travel Agent Commissions to be paid by Participant for the period covered by such billing statement; (ii) HCC Transaction Fees to be paid by Participant, based on Commissionable Reservations for the period covered by such billing statement; (iii) * and (iv) all other costs and fees owed by Participant pursuant to this Agreement. All fees and costs shall be paid in U.S. dollars.

SECTION 4.       TERM

    4.1 Term of Agreement. The initial term of this Agreement shall begin on the effective date set forth at the beginning of this Agreement and, unless earlier terminated pursuant to the provisions of this Agreement, shall expire on the last day of the sixtieth (60th) month after the date of this Agreement. However, this Agreement will be automatically renewed and extended for additional twelve (12) month periods unless, at least sixty (60) days prior to the expiration of the initial term of this Agreement or any additional twelve (12) month period, either party provides written notice to the other of its decision not to renew and extend.

SECTION 5.       TERMINATION

    5.1 Termination Upon Default. Upon the occurrence of an Event of Default (as defined below) by either party and the failure of such party to cure such default




    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

                 after notice and opportunity to cure as provided by Section 6.3 below, the nondefaulting party may terminate this Agreement at any time.

    5.2 Suspension of Status. Upon the occurrence of an Event of Default by Participant and the failure of Participant to cure such default after notice and opportunity to cure as provided by Section 6.3 below, then, if HCC does not terminate this Agreement under Section 5.1, until such time as such Event of Default is cured HCC shall have the right to suspend the status of Participant as a Participating Entity and to notify all HCC Travel Agents of such default and suspension through central reservation systems or otherwise.

SECTION 6.       DEFAULT

    6.1 Events of Default. Subject to Section 6.2 below, any one of the following will be considered an Event of Default:

                 (i) The failure of either party to pay any amount due hereunder within the time required;

                 (ii) The failure of Participant or HCC to satisfy the obligations set forth in this Agreement;

                 (iii) The refusal or failure of either party to perform diligently and in good faith each and every material provision of this Agreement;

                 (iv) The commencement by either party of a voluntary case under Chapter 11 or 7 of the United States Bankruptcy Code, as from time to time in effect, the commencement against either party of an involuntary case under said Chapter 11 or 7, either party seeking relief as a debtor under any applicable law, other than said Chapter 11 or 7, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification of the rights of creditors, the entry of a court order adjudging the party bankrupt or insolvent, ordering its liquidation or reorganization or assuming custody or appointing a receiver or other custodian of its property, or its making an assignment for the benefit of, or entering into a composition with, its creditors.

    Any such Event of Default shall not relieve the defaulting party from any of its obligations hereunder, and the non-defaulting party shall, except as provided in this Agreement, be entitled to whatever remedies at law or in equity are available to it.

    6.2 Force Majeure. It will not constitute an Event of Default if such event listed in Section 6.1 is caused by or results from acts of God, fire, war, civil unrest, accident, power fluctuations or outages, telecommunication fluctuations, outages or delays, utility failures, mechanical defects, or other events beyond the control of the defaulting party. However, if any such occurrence results in any of the events described in Section 6.1, and the same continues for more than thirty (30)


    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

                  consecutive days, either party may terminate this Agreement by providing notice as required herein.

    6.3 Cure Period. Upon the occurrence of an Event of Default, the non-defaulting party will give written notice to the defaulting party specifying the alleged default. In the case of a monetary default by either party, the defaulting party will only be allowed to cure such default within two (2) business days after receipt of such notice, by delivering that amount owed to HCC in good funds into the non-defaulting party's bank account. In all other instances, the defaulting party will be entitled to fifteen (15) days from receipt of notice within which to cure the default.

SECTION 7.       CONFIDENTIALITY

    7.1 Proprietary Information. During the term of this Agreement, it is acknowledged by Participant and HCC that each may receive confidential and proprietary information that is the property of the other party. All such confidential and proprietary information will be marked or otherwise identified as such and will be treated as confidential and proprietary subject only to disclosure where required by law. Such designation may be removed by each party making the designation. Participant acknowledges that it will have no access to and will not use the HCC System or related property, other than as specifically provided for in this Agreement, and that such system and related property is confidential and proprietary property of HCC. Any use of HCC service marks or trade names by Participant is subject to prior written approval of HCC, provided, that Participant may describe the HCC System contemplated by this Agreement in its franchise offering circular and other materials as required by state or federal law. Unless otherwise provided herein, any use of Participant's service marks or trade names by HCC is subject to prior written approval of Participant. The provisions of this Section 7.1 will remain binding and in force and effect as long as such information remains confidential (other than by breach of this Agreement), notwithstanding the expiration or termination of this Agreement at any time. Except as is necessary in connection with the performance of this Agreement and HCC's business, information regarding the reservations and other transactions of Participant processed by HCC shall be treated as confidential whether or not so marked or otherwise identified as confidential.

SECTION 8.       INDEMNIFICATION

    8.1 Indemnification in the Event of Certain Losses. Participant agrees to indemnify and hold harmless HCC and HCC's affiliates, directors, officers, employees and stockholders, from and against any losses, claims, liabilities, damages or expenses (including reasonable attorney's fees) occurring as a result of or arising out of a material breach of this Agreement on account of Participant's (or its franchisees) fault, to the extent not caused by the fault of HCC ("HCC's Losses"). HCC agrees to indemnify and hold harmless Participant, and Participant's affiliates, directors, officers, employees and stockholders, from and


    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

                 against any losses, claims, liabilities, damages or expenses (including reasonable attorney's fees) ("Participant's Losses") occurring as a result of or arising out of a material breach of this Agreement on account of HCC's fault to the extent not caused by the fault of Participant. Promptly after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to this Section 8.1, such indemnified party will give prompt notice thereof to the indemnifying party and the indemnifying party will be entitled to participate therein or, to the extent that it wishes, assume the defense thereof with its own counsel. If the indemnifying party elects to assume the defense of any such action or claim, the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and preparation, unless representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement. Whether or not the indemnifying party elects to assume the defense of any such action or claim, the indemnifying party shall not be liable for any compromise or settlement of any such action or claim effected without its consent (which shall not be unreasonably withheld).

SECTION 9.       DISCLAIMER OF WARRANTIES

    9.1          Waiver of Warranties.    EXCEPT TO THE EXTENT RESULTING FROM
                 HCC'S BREACH OF THIS AGREEMENT OR ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, HCC WILL NOT BE RESPONSIBLE OR LIABLE FOR ANY FALSIFICATIONS OR INACCURACIES IN THE DATA OR THE INFORMATION PROCESSED BY OR THROUGH THE HCC SYSTEM NOR WILL IT HAVE ANY LIABILITY FOR ANY ACT OR FAILURE TO ACT WITH RESPECT TO THE DATA OR THE PAYMENT OF COMMISSIONS UNLESS EXPRESSLY SET FORTH HEREIN. ALL WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, GOOD AND WORKMANLIKE PRODUCT OR SERVICE OR OTHERWISE, ARE DISCLAIMED BY HCC AND WAIVED BY PARTICIPANT.

    9.2 No Consequential Damages. Except with respect to the indemnification provisions set forth in Section 8.1 hereof, neither party will be liable to the other for any consequential damages caused or resulting from any breach of this Agreement or arising out of the performance of this Agreement, and each party hereby expressly waives such damages.


    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

SECTION 10.      MISCELLANEOUS

    10.1 Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be a panel of three arbitrators. Each party will select one arbitrator within thirty (30) days of notice of the dispute, and the two (2) arbitrators selected shall select a third neutral arbitrator within thirty (30) days after the second arbitrator is chosen. All reasonable and necessary costs and fees (including attorney's fees) incurred in connection with the arbitration will be borne by the losing party or assessed in the award as otherwise deemed appropriate by the arbitrators. If the demand for arbitration is initiated by Participant, venue of the arbitration proceedings will be determined by HCC. If the demand for arbitration is initiated by HCC, venue of the arbitration proceedings will be determined by Participant.

    10.2 Non-Exclusive Agreement. Each party acknowledges that this is not an exclusive agreement with respect to reservations commissions clearinghouse services and that each party may contract with other parties providing same or similar services.

    10.3 Status of Parties. This Agreement will not constitute a partnership, joint venture or similar arrangement. The parties hereto are separate and distinct entities independently contracting with each other at arms length. HCC will not be deemed by this Agreement to be granting a license to Participant with respect to the HCC System or any software or service mark related thereto, or otherwise, this being a contract for the use and rendering of services only.

    10.4 Assignment. This Agreement is not assignable by HCC or Participant without the prior written consent of the non-assigning party, and such consent shall not be unreasonably withheld or delayed provided that Participant may assign this Agreement to a wholly-owned subsidiary or in connection with the sale of its reservation system or franchise system and either party may assign this Agreement without consent in the event of a merger, consolidation, or sale of substantially all of its assets.

    10.5 Notices. All notices and other communications contemplated hereby must be in writing (except in the case of electronically transmitted data) and (a) personally delivered,
                 (b) deposited in the United States mail, first-class, registered or certified mail, return receipt requested, with postage prepaid, (c) sent by overnight courier service (for next business day delivery), shipping prepaid, (d) sent by telecopy or facsimile with confirmation of receipt to the number indicated, or (e) transmitted directly to the recipient by electronic data transmission pursuant to arrangements made between the parties. Such notices and other communications (except in the case of electronically transmitted data) shall be addressed as follows:


    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

                 If to HCC:                      If to Participant:

                 3811 Turtle Creek Blvd.         10750 Columbia Pike
                 Suite 1100                      Silver Spring, MD 20901
                 Dallas, TX 75219
                 Attention: John F. Davis, III   Attn: General Counsel
                 If by telecopy/facsimile to:    If by telecopy/facsimile to:
                                                 214-528-5675   301-905-4007
                                                 cc:   Lynn Locke

                 or such persons or addresses as any party may request by notice duly given hereunder. Except as otherwise specified herein, notices will be deemed given and received when received.

         10.6 Controlling Law. This Agreement will be interpreted pursuant to the laws of the State of Texas without reference to its conflict of laws principles. Subject to the agreement to arbitrate and the jurisdiction and venue provisions set forth in Section 10.1 hereof, any action brought relating to or arising out of this Agreement must be brought in the state or federal courts situated in the county and state of the residence or principal place of business of the party against whom the action is brought (or any of them, if more than one).

         10.7 Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between HCC and Participant with respect to the provision of services under the HCC System and supersedes and replaces any and all other agreements and representations, verbal or written, with respect to the subject matter of this Agreement. Upon full execution of this Agreement, that certain HCC Participant Agreement between HCC and Choice Hotels International, Inc. effective March 31, 1995 and any amendments thereto is hereby terminated. There are no representations, warranties or agreements made or relied upon by either party with respect to the subject matter of this Agreement that are not contained in this Agreement.

         10.8 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the legal representatives, successors and duly authorized assigns of each party whether resulting from merger, acquisition, reorganization or assignment pursuant to the terms hereof.

         10.9 Confidentiality of the Agreement. The parties agree that the terms and provisions of this Agreement will be kept confidential and shall be disclosed only to those persons and entities as required by law or as permitted by the other party hereto. The parties may, however, disclose the existence of this Agreement to any person or entity.



    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

         AGREED to as of the date first written above.

         THE HOTEL CLEARING CORPORATION    CHOICE HOTELS FRANCHISING, INC.



         By:  /s/ M. Nicholas Jent         By:   /s/ Bay L. Smith
              -------------------------          ------------------------

         Its:                              Its:
              -------------------------          ------------------------


    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

                                   EXHIBIT A


            Initial Information to be Provided by Participant to HCC


The fields in each commission record are the following:

-Record identifier            required          validated
-Chain record number          required          check for duplicates
-Chain/Brand code             required          validated
-Booking source               required          validated
-Property ID                  required          validated
-PNR Number                   optional          no checks
-Confirmation number          required          validated presence
-Cancellation number          optional          no checks
-Corporate ID number          optional          no checks
-Subscriber IATA number       required          validated HCC User
-Group/Guest last name        required          validated presence
-Group/Guest first name       optional          no checks
-Status code                  required          validated
-Reason code                  optional          if present, validate
-Arrival date                 required          validated, no future
-Departure date               required          validated, no future
-Number of nights             required          validated presence
-Number of rooms              required          validated presence
-Commissionable revenue       required          validated, no neg.
-Gross Commission             required          validated, no neg.
-Adjustment amount            required          validated presence
-Net Commission due           required          validate computation
-Currency code                required          validated
-Comments                     optional          no checks


    *   CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.